Exhibit 10.3

ADVERTISING.COM, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective for all purposes as of June 29, 2001 (“Effective Date”), by and between ADVERTISING.COM, INC., a Maryland corporation (“Company”), and W. GAR RICHLIN (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as Chief Operating Officer of the Company, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises set forth below, the Company and the Executive, intending to be legally bound, agree as follows:

1.	Employment. The Company agrees to employ the Executive, and the Executive accepts employment with the Company, on an “employment at will” basis subject to the terms and conditions of this Agreement.

2.	Title and Duties.

2.1	Title. The Executive shall be employed as Chief Operating Officer of the Company.

2.2	Duties. During the Executive’s employment under this Agreement, the Executive shall have such duties and responsibilities not materially inconsistent with the Executive’s title and position as may be properly assigned to him from time to time by the Company’s Chief Executive Officer and he shall report directly to the Company’s Chief Executive Officer. During the Executive’s employment under this Agreement, the Executive will devote the Executive’s full time and efforts to the business of the Company and will not engage in consulting work or any trade or business for the Executive’s own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of the Executive’s duties hereunder in any way. The Executive may engage in non-competitive business or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive’s responsibilities under this Agreement.

3.	Term. The Executive’s employment shall commence on July 16, 2001 (the “Employment Date”) and shall continue thereafter unabated until terminated by either party pursuant to the terms of this Agreement.

4.	Compensation and Benefits. In consideration of the services to be rendered by the Executive to the Company under this Agreement, the Executive shall be compensated as follows:

4.1	Base Salary. During the Executive’s employment under this Agreement, the Executive shall be entitled to receive a base salary at an annual rate of not less than $200,000, payable in cash in equal periodic installments not less frequent than the periodic installments in effect for payment of salaries to the Company’s senior executives (the “Base Salary”). The Base Salary shall be subject to increases pursuant to reviews by the Board of Directors of the Company (the “Board of Directors”), or a committee appointed by the Board of Directors, at such times as salary reviews are conducted generally for the Company’s senior executives, but in no event less frequent than annually.

4.2	Bonus. The Executive shall be eligible to participate in any bonus plan or program that the Company may establish from time to time for senior executives. Unless the Board of Directors determines otherwise in its sole discretion, receipt of a bonus under any such plan or program will not be guaranteed and will depend upon the Executive’s and/or the Company’s performance.

4.3	Incentive Compensation.

4.3.1	Participation in Stock Incentive Plan. During the Executive’s employment under this Agreement, the Executive shall be eligible to receive, from time to time and in the sole discretion of the Board of Directors, awards respecting the capital stock of the Company under the Company’s then current stock incentive plan.

4.3.2	Initial Stock Option Award. On or as soon as practicable after the Employment Date, the Board of Directors shall grant to the Executive options to purchase a total of 551,235 shares of common stock of the Company (the “Options”), representing 5.0% of the current fully-diluted shares outstanding shares of 11,024,686. The exercise price of the Options shall be the fair market value per share of common stock as set by the Board of Directors on the grant date, which is currently contemplated to be $6.00 per share. The Options shall be granted under the Company’s 1999 Stock Option and Incentive Plan (the “Plan”) and shall be subject to the terms and conditions of the Plan. In the event that any provision of this Agreement respecting the Options shall conflict with the terms of the Plan, however, the terms of this Agreement shall control. The Options shall be incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted by law, and shall have a 10-year term. The Options shall become vested and exercisable in accordance with the following 4-year schedule provided that the Executive remains in the employ of the

Company continuously through the applicable vesting date or as otherwise provided in this Agreement:

(A)	25% of the Options shall vest and become exercisable monthly over the first 12 months of employment, 2.0833% per month, with the first such vesting to occur on the one-month anniversary of the Employment Date and subsequent vesting to occur on the same date in each of the following 11 months (or if such date shall not exist in a particular month, then the next succeeding date), and

(B)	the remaining 75% of the Options shall vest and become exercisable quarterly over the 36-month period of employment that commences on the first anniversary of the Effective Date, 6.25% per quarter, with the first such vesting to occur on the expiration of the 3-month period following the first anniversary of the Effective Date and subsequent vesting to occur on the expiration of each of the next 11 3-month intervals of employment.

Except as provided in Section 4.3.3 below, the Executive shall be provided a minimum period of 90 days following any termination of employment, other than a termination of employment by the Company with Good Cause (as defined in Section 5.1.1 below), during which to exercise the Options to the extent vested.

4.3.3	Acceleration of Vesting and Extension of Exercise Period. If at any time the Executive terminates the Executive’s employment for Good Reason (as defined in Section 5.1.2 below) or if, coincident with or within one year following a Change in Control (as defined in Section 5.1.4 below), the Executive’s employment is terminated by the Company or its successor without Good Cause (as defined in Section 5.1.1 below), other than due to Disability (as defined in Section 5.2.2) or death, then 100% of the Options shall immediately become vested and exercisable and shall remain exercisable for one year thereafter, but not beyond the 10-year expiration date of the Options. For purposes of this Section 4.3.3, a termination of the Executive’s employment by the Company without Good Cause within 3 months before a Change in Control shall be deemed to occur upon such Change in Control if the Executive demonstrates that such termination was effected (i) at the request of, or pursuant to an agreement with, a third party who had taken steps reasonably calculated to effect the Change in Control, or (ii) in connection with or in anticipation of the Change in Control.

4.4	Benefits. During the Executive’s employment under this Agreement, the Executive shall be entitled to: (i) participation in such employee retirement and welfare benefit plans, programs, policies and arrangements as maintained by the Company from time to time, in whole or in part, for executives of the Executive’s level, including but not limited to plans providing health benefits, disability benefits, life insurance and sickness and accident insurance; and (ii) paid vacation, holidays, leave of absence, leave for illness, funeral leave and temporary disability leave in accordance with the policies of the Company; and (iii) perquisites as from time to time provided by the Company to executives of the Executive’s level.

4.5	Expenses. During the Executive’s employment under this Agreement, the Company shall reimburse the Executive for ordinary and reasonable out-of-pocket expenses incurred by the Executive in the performance of the Executive’s duties, provided that the Executive shall limit and account to the Company for such expenses in accordance with the employee business expense policies and practices of the Company.

5.	Termination of Employment.

5.1	Termination by the Company without Good Cause or by the Executive with Good Reason.

5.1.1	Termination by the Company without Good Cause. The Company may terminate the Executive’s employment under this Agreement without Good Cause at any time by giving notice thereof to the Executive. Upon such termination, the Executive shall be entitled to such compensation as provided in Section 5.1.3 and Section 5.3. For purposes of this Agreement, “Good Cause” means any of the following, as determined by a majority vote of the Board of Directors after (i) the Company has delivered notice to the Executive providing reasonable detail of the conduct or event constituting Good Cause, (ii) the Board of Directors has provided the Executive an opportunity to be heard by the Board of Directors regarding such conduct or event, and (iii) a 30-day period following receipt of the written notice specified in clause (i) of this sentence, during which the Executive may take action to cure the conduct or event if subject to cure, expires without cure:

(A)	The Executive’s conviction of, or plea of nolo contendere to, a felony or of a misdemeanor involving fraud, misappropriation, embezzlement, or moral turpitude;

(B)	The Executive’s willful gross neglect of the Executive’s duties with the Company, or the Executive’s fraud or dishonesty in connection with the Executive’s performance of duties to the Company, in either case which has a materially detrimental effect on the business or operations of the Company; or

(C)	Material breach by the Executive of any material provision of this Agreement or of any non-disclosure, non-competition, non-

solicitation or other similar agreement executed by the Executive for the benefit of the Company.

For purposes of this Section 5.1.1, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action, or failure to act, was in the best interest of the Company.

5.1.2	Termination by the Executive with Good Reason. The Executive may terminate the Executive’s employment under this Agreement with Good Reason at any time by giving notice thereof to the Board of Directors and describing in reasonable detail the event constituting Good Reason. Upon such termination, the Executive shall be entitled to such compensation as provided in Section 5.1.3 and Section 5.3. For purposes of this Agreement, “Good Reason” means any of the following events unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(A)	Any material breach of this Agreement by the Company;

(B)	Any material adverse change in the status, title, authority, reporting line, responsibilities or perquisites of the Executive;

(C)	Any reduction in the Executive’s Base Salary or other compensation;

(D)	Any relocation of the Executive’s principal workplace more than 30 miles outside of Baltimore, Maryland;

(E)	Material failure of the Company after a Change in Control (as defined in Section 5.1.4 below) to provide the compensation (including bonus opportunities) and benefits to the Executive which, on an aggregate basis, equal or exceed the compensation (including bonus opportunities) and benefits in effect immediately before the Change in Control; or

(F)	Any failure to assign this Agreement to the successor of the Company unless the Executive and such successor enter into a successor employment agreement.

Good Reason shall not exist if, within 30 days following the Board of Directors’ receipt of written notice from the Executive describing in detail the event constituting Good Reason, the Company cures the event.

5.1.3	Severance Pay.

(A)	If the Company terminates the Executive’s employment other than for Good Cause (as defined in Section 5.1.1), Disability (as defined in Section 5.2.2) or death and such termination occurs outside of a Change in Control Period (as defined in this Section), then (1) the Company shall pay the Executive the monthly pro-rata portion of the Executive’s Base Salary in accordance with the Company’s normal payroll practices, commencing with the first payroll period in the month following the month in which the Executive’s employment is terminated, for a period of six months (i.e., six months of salary severance pay and not the full annual base salary), (2) the Company shall pay all amounts provided for under Section 5.3, and (3) except as provided in this sentence, the Company shall have no further obligations to the Executive under this Agreement. A “Change in Control Period” shall mean the period commencing upon a Change of Control (as defined in Section 5.1.4) and ending one year after the date of the closing of the transaction constituting the Change of Control. For purposes of this Section 5.1.3, a termination of the Executive’s employment by the Company without Good Cause, other than for Disability or death, within 3 months before a Change in Control shall be deemed to occur within a Change in Control Period if the Executive demonstrates that such termination was effected (i) at the request of, or pursuant to an agreement with, a third party who had taken steps reasonably calculated to effect the Change in Control, or (ii) in connection with or in anticipation of the Change in Control.

(B)	If at any time the Executive terminates the Executive’s employment for Good Reason (as defined in Section 5.1.2) or if, within a Change in Control Period, the Company terminates the Executive’s employment other than for Good Cause (as defined in Section 5.1.1), Disability (as defined in Section 5.2.2) or death, then (1) the Company shall pay the Executive $25,000 per month for 12 months in accordance with the Company’s normal payroll practices, commencing with the first payroll period in the month following the month in which the Executive’s employment is terminated (i.e., $300,000 salary severance pay), (2) the Executive shall have all of the rights described in Section 4.3.3 respecting the Options, (3) the Company shall pay all amounts provided for under Section 5.3, and (4) except as provided in this sentence, the Company shall have no further obligations to the Executive under this Agreement.

(C)	All payments to be made by the Company under this Section 5.1.3 shall be conditioned upon the Executive (1) executing a release of all claims arising from the Executive’s employment by the Company, in such form as may then be used by the Company respecting termination of employees, and (2) honoring the restrictive covenants set forth in the Company’s Employee Agreement on Ideas, Inventions and Confidential Information as provided for in Section 6 of this Agreement.

5.1.4	Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following after the Effective Date:

(A)	the acquisition (other than from the Company) in one or a series of transactions by any Person, as defined in this Section 5.1.4, of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 40% or more of (1) the then outstanding shares of the securities of the Company, or (2) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”);

(B)	the closing of a sale or other conveyance of all or substantially all of the assets of the Company;

(C)	the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; or

(D)	the execution and delivery by the Company of an agreement providing for any of the transactions described in paragraphs (A), (B) or (C) of this Section 5.1.4, provided that such transaction does in fact occur.

For purposes of this Section 5.1.4, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations or other entities controlled by the Company.

5.2	Termination by the Company for Good Cause; Death or Disability.

5.2.1	Termination by the Company for Good Cause. The Company may terminate the Executive’s employment under this Agreement for Good Cause by giving notice thereof to the Executive specifying in reasonable detail the Good Cause based upon which the Company terminates the Executive’s employment. Such termination will be effective upon delivery of the Board of Director’s written determination that the conduct or event constituting Good Cause has not been cured within 30 days after prior written notice thereof was delivered to the Executive.

5.2.2	Termination upon Death. This Agreement shall terminate upon the Executive’s death.

5.2.3	Termination upon Disability. If the Company determines in good faith that the Executive has a Disability as defined in this Section, the Company may terminate the Executive’s employment under this Agreement by notifying the Executive thereof at least 30 days before the effective date of termination. For purposes of this Agreement, “Disability” means the inability, due to illness, physical or mental disability or other similar incapacity, to perform substantially all of the Executive’s duties, which inability shall have continued for more than 3 consecutive months or for 90 days during any consecutive 12-month period irrespective of whether such days are consecutive. If there is any dispute between the parties as to the Executive’s Disability, the Company shall select or approve a physician whose determination as to the Executive’s Disability shall bind the parties hereto.

5.2.4	Effect of Termination by the Company for Good Cause or Termination upon Death or Disability. If the Executive’s employment under this Agreement is terminated by the Company for Good Cause or due to the Executive’s death or Disability, all obligations of the Company under this Agreement shall terminate, except as provided in Section 5.3.

5.3	Payment of Base Salary and Benefits upon Termination. Upon a termination of the Executive’s employment under this Agreement for any reason, including voluntary termination by the Executive without Good Reason, the Executive shall be entitled to receive the Executive’s Base Salary earned but unpaid through the date of termination and all other unpaid amounts, if any, to which the Executive is entitled as of the date of termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company, at the time such payments are due. Any amount payable under this Section following the Executive’s death shall be paid to the Executive’s estate or as directed by the legal representatives of the Executive’s estate.

5.4	No Duty to Mitigate. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

6.	Restrictive Covenants.

6.1	Representations and Warranties. The Executive represents and warrants to the Company that the Executive is not bound by any restrictive covenants of another entity or employer and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with the Executive’s acceptance of employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability and knowledge. The Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

6.2	Agreement to Abide by Company’s Restrictive Covenants. As a condition to employment, the Executive shall become a party to the Company’s Employee Agreement on Ideas, Inventions and Confidential Information (the “Employee Agreement”), substantially in the form attached hereto as Exhibit A. The Company and the Executive acknowledge and agree that, with respect to any severance pay payable to the Executive under Section 5.1.3 and acceleration of vesting of the Options under Section 4.3.3, an amount of such severance pay and value attributable to such acceleration of vesting equal, in the aggregate, to one times the Executive’s Base Salary in effect at the time of the Executive’s termination of employment (without giving effect to any reduction in Base Salary that constitutes Good Reason for such termination) is additional consideration for the Executive’s performance of the covenants under the Employee Agreement.

7.	Withholding Taxes. The Company shall have the right, to the extent permitted or required by law, to withhold from any payment of any kind due to the Executive under this Agreement to satisfy the tax withholding obligations of the Company under applicable law.

8.	Parachute Payments.

8.1	Parachute Limitations. Notwithstanding any other provision of this Agreement, excluding for this purpose Section 8.2, or of any other agreement, contract or understanding heretofore or hereafter entered into by the Executive with the Company or any subsidiary or affiliate thereof, except an agreement, contract or understanding hereafter entered into that expressly modifies or excludes application of this Section 8.1 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company (or any subsidiary or affiliate thereof) for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Plan”), if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), the Executive shall not have any right to receive any payment or benefit under this Agreement, any Other Agreement or any Benefit Plan (i) to the extent that such payment or benefit, taking into account all other rights, payments or benefits to or for the benefit of the Executive under this Agreement, all Other Agreements and all Benefit Plans, would cause any payment or benefit to the Executive under this Agreement, any Other Agreement or any Benefit Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amount received by the Executive under this Agreement, all Other Agreements and all Benefit Plans would be less than the maximum after-tax amount that could be received by the Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement or any Benefit Plan would cause the Executive to be considered to have received a Parachute Payment that would have the adverse after-tax effect described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments or benefits under this Agreement, any Other Agreement and any Benefit Plan that should be reduced or eliminated (the “Cut-Back Payment”) so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment.

8.2	Shareholder Approval to Prevent Excise Tax. The Company shall use its best efforts to obtain, as soon as practicable after the Effective Date and from time to time thereafter as may be necessary to comply with the provisions of Section 280G(b)(5)(B) of the Code, approval from the stockholders of the Company as of the Effective Date (the “Existing Stockholders”), in accordance with Section 280G(b)(5)(B) of the Code, of the payment to, and the retention by, the Executive of amounts payable under this Agreement that could constitute Parachute Payments (“Potential Parachute Payments”) If the stockholder approval required under Section 280G(b)(5)(A)(ii) of the Code is obtained with respect to the Cut-Back Payment, then the Cut-Back Payment shall be paid to the Executive. Payment to and retention by the Executive of the Cut-Back Payment is expressly made contingent upon the Company obtaining the approval of the stockholders of the Company as required under Section 280G(b)(5)(A)(ii) of the Code, to the extent the payment of such Cut-Back Payment, together with any other payment in the nature of compensation by the Company to or for the benefit of the Executive, would cause such Cut-Back Payment to be subject to the excise tax under Section 4999 of the Code. . In the event that prior to a Change in Control, additional shares of capital stock are issued to individuals or entities that are not Existing Stockholders such that the Existing Stockholders no longer own at least 75% of the voting power of all outstanding stock of the Company, the Company shall use its best efforts to cause such individuals or entities (each a “New Stockholder”) to agree that as of the date of the issuance of shares of capital stock to the New Shareholder and at any time which the New Stockholder shall have the right to vote for, or to enter into a written consent to effect, the stockholder approval as provided in this Section 8.2, in either case pursuant to a proposal by the Board of Directors and disclosure in connection with such proposal in accordance with Section 280G(b)(5)(A)(ii) of the Code, such New Stockholder shall vote or execute such consent, as the case may be, with respect to all of the New Stockholder’s shares of capital stock, then owned or thereafter acquired, over which the New Stockholder has voting control, to approve the payment to and retention by the Executive of the Potential Cut-Back Payments.

9.	Indemnification. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after his employment with the Company in commercially reasonable amounts. The Company shall during and after the Executive’s employment indemnify and hold harmless the Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by the Executive in the performance of his duties as an officer, director and/or employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates.

10.	Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, to the Company’s principal executive offices addressed to the attention of the Secretary of the Company.

11.	Successors and Assigns. The rights, duties and obligations of a party hereunder may not be assigned, delegated or assumed without the prior written consent of the other party, provided that the Company may assign this Agreement to any subsidiary thereof, without the Executive’s consent, and such assignment shall not constitute a termination of the Executive’s employment hereunder. Nothing herein shall cause a termination of this Agreement upon the acquisition, reorganization, or merger of the Company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns. Nothing herein shall be construed to confer upon any person not a party hereto any right, remedy or claim under or by reason of this Agreement.

12.	Entire Agreement. This Agreement constitutes the entire understanding of the Executive and the Company with respect to the subject matter hereof and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof.

13.	Amendment and Waiver. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the parties. No waiver of any term or condition of this Agreement shall be effective unless agreed to in writing between the parties.

14.	Headings. Headings of the paragraphs and subparagraphs of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

15.	Governing Law and Severability. This Agreement shall be governed by the laws of the State of Maryland (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the State of Maryland) and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining portion of such provision or the other provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.	Arbitration. DISPUTES REGARDING THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE UNDER THIS AGREEMENT WHICH CANNOT BE RESOLVED BY NEGOTIATIONS BETWEEN THE COMPANY AND THE EXECUTIVE, BUT EXCLUDING ANY DISPUTES REGARDING EXECUTIVE’S COMPLIANCE WITH SECTION 6, SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATION CONDUCTED BY JAMS/ENDISPUTE, INC.’S ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES, AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATOR IN ANY SUCH PROCEEDING. THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE OF MARYLAND WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT; IN ALL OTHER CASES THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE SPECIFIED IN COMPANY’S ALTERNATIVE DISPUTE RESOLUTION POLICY AS IN EFFECT FROM TIME TO TIME (IF ANY). ARBITRATION MAY BE HELD IN BALTIMORE, MARYLAND, OR SUCH OTHER PLACE AS THE PARTIES MAY MUTUALLY AGREE, AND SHALL BE CONDUCTED ONLY BY A FORMER JUDGE. JUDGMENT UPON THE AWARD BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective for all purposes and in all respects as of the day and year first above written.

Employer:

ADVERTISING.COM, INC.

By:

Name:
Title:

EXECUTIVE:

W. Gar Richlin

EXHIBIT A

ADVERTISING.COM, INC.

EMPLOYEE AGREEMENT ON IDEAS,

INVENTIONS AND CONFIDENTIAL INFORMATION

ADVERTISING.COM, INC.

EMPLOYEE AGREEMENT ON IDEAS,

INVENTIONS AND CONFIDENTIAL INFORMATION

THIS AGREEMENT is entered into as of June 29, 2001 between Advertising.com, Inc., formerly known as TeknoSurf.com, Inc. (“Company”) and myself, the undersigned employee of Company (“I”, “Me” or “Employee”). It is entered into in connection with the certain Advertising.com 1999 Stock Option and Incentive Plan Incentive Stock Option Agreement, of even date herewith, between me and Company and the Advertising.com, Inc. Executive Employment Agreement, of even date herewith, between me and the Company (the “Employment Agreement”). Company now has and expects to develop confidential and proprietary materials and highly sensitive information of immeasurable value which I recognize must be carefully protected for Company to be successful. To induce Company to employ me and in consideration of my employment by Company, the sufficiency of which I expressly acknowledge, Company and I hereby agree, intending to be legally bound, as follows:

1.	Company Confidential Materials and Information

The following materials and information, whether having existed, now existing, or to be developed or created during the term of my employment by Company (herein referred to collectively as the “Company Confidential Information”) are covered by this Agreement:

1.1. Software. All information relating to existing software products, whether owned or licensed by Company, and software programs and products in various stages of research and development which are not generally known to the public or within the computer industry or trade in which Company competes (such as know-how, design specifications, algorithms, technical formulas, engineering data, benchmark test results, methodologies, procedures, techniques, and information processing processes) including, but not limited to, models, consumer behavior insights, mathematical expressions, algorithms and proprietary marketing concepts, and the physical embodiments of such information (such as drawings, specification sheets, design notes, source code, object code, load modules, schematics, flow charts, logic diagrams, procedural diagrams, coding sheets, work sheets, documentation, annotations, printouts, studies, manuals, proposals and any other written or machine-readable manuals, proposals and any other written or machine readable expressions of such information as are fixed in any tangible media).

1.2. Other Products and Services. All information relating to consulting, training and other proprietary products or services, whether existing or in various stages of research and development, which are not generally known to the public or within the computer industry or trade in which Company competes (such as know-how, specifications, technical data, engineering data, processes, techniques, methodologies, and strategies), including, but not limited to, models, consumer behavior insights, mathematical expressions, algorithms and proprietary marketing concepts, and the physical embodiments of such information (such as drawings, schematics, specification sheets, instructor manuals, course materials, training aids, video cassettes, transparencies, slides, taped recordings of presentations, proposals, printouts, studies, contracts, maintenance manuals, documentation, and any other written or machine-readable expressions of such information as are fixed in any tangible media).

1.3. Business Procedures. All information concerning or relating to the way Company conducts its business which is not generally known to the public (such as internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contracts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, information supplied by clients and customers of Company and employee data) and the physical embodiments of such information (such as check lists, samples, services and operational manuals, contracts, proposals, print-outs, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment records pertaining to employees other than myself, and any other written or machine-readable expressions of such information as are fixed in any tangible media).

1.4. Marketing Plans and Customer Lists. All information pertaining to Company’s marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; financial data; discounts; margins; costs; credit terms; pricing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including customer lists, contracts, representatives, requirements and needs, specifications, data provided by or about prospective existing or past customers and contract terms applicable to such customers, and the physical embodiments of such information (such as license agreements, customer lists, print-outs, databases, marketing plans, marketing reports, strategic business plans, marketing analyses and management reports, seminar and class attendee rosters, trade show or exhibit attendee listings, listings of potential customers and leads, and any other written or machine-readable expressions of such information as are fixed in any tangible media).

1.5. Not Generally Known. Any information in addition to the foregoing which is not generally known to the public or within the industry or trade in which Company competes which gives Company any advantage over its competitors, and the physical embodiments of such information in any tangible form, whether written or machine-readable in nature.

2.	General Knowledge

The general skills, knowledge and experience gained during my employment with Company, and information publicly available or generally known within the industry or trade in which Company competes, and information that I have prior to my employment with the Company that I can document with contemporaneous documentation, is not considered Company Confidential Information. Also, upon termination of my employment with Company, I shall not, subject to the provisions of Section 3.8 below, be restricted from working with a person or entity which has independently developed information or materials similar to Company Confidential Information as long as I comply with my continuing obligations under this Agreement.

3.	Employee Obligations

During my employment with Company, I acknowledge and agree that I will have access to Company Confidential Information and materials and will occupy a position of trust and confidence with respect to Company’s affairs and business. I agree to take the following steps to preserve the confidential and proprietary nature of Company Confidential Information and materials.

3.1. Non-Disclosure. During and after my employment with Company, I will not use, disclose or transfer any of the Company Confidential Information or materials other than as authorized by Company within the scope of my duties with Company, and will not use in any way other than in Company’s business any Company Confidential Information, including information or material received by Company from others and intended by Company to be kept in confidence by its recipients. I understand that I am not allowed to sell, license or otherwise exploit any products (including software in any form) which embody or otherwise exploit in whole or in part any Company Confidential Information or materials.

3.2. Disclosure Prevention. I will take all reasonable precautions to prevent the inadvertent or accidental exposure of Company Confidential Information.

3.3. Removal of Material. I will not remove any Company Confidential Information from Company’s premises or make copies of such materials except for use in Company’s business.

3.4. Return All Materials. I will return to Company all Company Confidential Information, materials and copies of the foregoing at any time upon the request of Company, in any event and without such request, prior to the termination of my employment by Company. I agree not to retain any copies of any Company Confidential Information materials after my termination of employment for any reason.

3.5. No “Moonlighting”. During my employment with Company, I agree not to accept or continue in any job, consulting work, directorship, or employment other than with Company, without the written approval of senior management of Company.

3.6. No Solicitation of Employees, Customers or Suppliers. Both during my employment and for twelve (12) months after my employment with Company is terminated, I agree not to: (i) hire nor solicit, directly or indirectly, any of Company’s employees for employment with a person or entity involved in marketing or developing products or services competitive with Company’s products or services; (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its subsidiaries.

3.7. Computer Security. During my employment with Company, I agree only to use computer resources (both on and off Company’s premises) for which I have been granted access and then only to the extent authorized. I agree to comply with Company’s policies and procedures concerning computer security.

3.8. Non-Competition.

(a) I hereby covenant and agree that at no time during my employment with Company and for a period of twelve (12) months immediately following the termination of my employment with Company, whether voluntary or involuntary, will I directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of Company, its subsidiaries, or any business in which Company or its subsidiaries has commenced negotiations or has requested and received information relating to the acquisition of such business within 18 months prior to the termination of my employment with Company, in any country where Company, its subsidiaries, or other aforementioned business conducts business. I acknowledge that this covenant has a unique, very substantial and immeasurable value to Company, that I have sufficient assets and skills to provide a livelihood for myself while such covenant remains in force and that, as a result of the foregoing, in the event that I breach such covenant, monetary damages would be an insufficient remedy for Company and equitable enforcement of the covenant would be proper.

(b) In the event that the restrictions against engaging in competitive activity contained in Subsection (a) above shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Subsection (a) shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

3.9. Family Members. I agree that during my employment with Company, neither my spouse nor any member of my immediate family shall work for or be employed by a direct competitor of Company.

3.10 E-Mail. I understand that Company maintains an electronic mail system and related facilities for the purpose of business communications. I acknowledge that Company retains the right to review any and all electronic mail communications, with or without notice, at any time.

4.	Prior Restrictive Covenants and Use of Proprietary Information

I represent and warrant that I am not bound by any restrictive covenants or other obligations to any person or entity that would in any way prevent or restrict me from performing any duties or services for Company to the fullest extent of my knowledge and ability. I also agree not to disclose to Company or use in Company’s business any information or material relating to the business of any third person and intended by that person not to be disclosed to Company.

5.	Ideas and Inventions

Company shall have the unlimited and exclusive rights in any drawings, designs, specifications, notes, improvements, discoveries, models, consumer behavior insights, mathematical expressions, algorithms, proprietary marketing concepts, or other work developed by me in the performance of my work for Company, whether now existing or later developed for Company. I hereby assign to Company all my right, title and interest in any inventions and ideas, patentable or not, that I make or conceive, alone or with others, during the period of time in which I am employed by Company, and that relate in any way to the actual or prospective business of Company. I agree to disclose routinely to Company all inventions and ideas covered by this Agreement, and I will, upon request, execute specific assignments and take any action necessary to enable Company to secure patents, copyrights or otherwise secure its proprietary rights in such inventions or ideas.

6.	Written Materials

6.1 Ownership. I acknowledge and agree that all writings, including without limitation, software program code, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, coding sheets, documentation manuals, models, consumer behavior insights, mathematical expressions, algorithms and proprietary marketing concepts, of any kind produced by me in the course of my work for Company are works produced for hire and the property of Company (unless such works are in the public domain under the Federal Procurement Regulations), including without limitation any copyrights on those writings; but to the extent any such writing may not, by operation of law or otherwise, be a work made of hire, I hereby assign to Company the ownership of copyright in such works, whether published or unpublished. I further agree upon request to execute such specific assignments or instruments and take any action necessary to enable Company to secure its copyright rights in such works.

6.2 Moral Rights. I understand that the term “moral rights” means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” I forever hereby waive and agree never to assert any moral rights I may have in any copyrightable work that is assigned to Company as a result of Section 6.1 hereof, even after any termination of my employment with Company.

7.	Publications

I agree not to submit any writing for publication or deliver any speech that contains any information relating to the business of Company, unless I receive advance written clearance from an authorized representative of Company.

8.	Publicity

I hereby grant to Company the right to use my name and likeness, without additional consideration, on, in and in connection with technical, marketing and/or disclosure materials published by or for Company.

9.	Conflicting Obligations and Rights

I agree to inform Company of any apparent conflicts between my work for Company and (a) any obligations I may have to preserve the confidentiality of another’s proprietary information or materials or (b) any rights I claim to any inventions or ideas before using the same on Company’s behalf. Otherwise, Company may conclude that no such conflict exists and I agree thereafter to make no such claim against Company. Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

10.	Nature of Relationship

Nothing herein shall be construed as constituting an agreement, understanding or commitment of any kind that Company shall continue to employ me, nor shall this Agreement limit in any way

Company’s right to terminate my employment at any time for any reason whatsoever. I hereby acknowledge and agree that subject to the terms of the Employment Agreement, my employment with Company is and shall be “employment at will.” Without limiting the generality of the foregoing, I acknowledge that I will be subject to immediate dismissal for any breach of this Agreement.

11.	Enforcement

I acknowledge that in the event of the unauthorized use or disclosure of any of Company Confidential Information or materials by me, Company’s business interests will be irreparably injured, the full extent of Company’s damages will be impossible to ascertain, monetary damages will not be an adequate remedy for Company, and Company will be entitled to enforce this Agreement by an injunction or other equitable relief, without the necessity of posting bond or security, which I expressly waive. I understand that Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing by Company senior management and should not in any way be deemed a waiver of Company’s right to enforce any other requirements or provisions of this Agreement. I agree that each of my obligations specified in this Agreement is a separate and independent covenant that shall survive any termination of this Agreement and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

12.	General Terms

This, along with the Employment Agreement, are my entire agreement with Company with respect to its subject matter and its date, superseding any prior oral or written, express or implied negotiations and agreements, and its terms will be governed by the laws of the state of Maryland without regard to conflict of laws provisions. The agreement may not be changed in any respect except by a written agreement signed by both myself and an officer of Company. If any provision of the agreement is held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

By my signature below, I acknowledge that I have reviewed this agreement carefully and understand that the covenants and obligations it contains are binding on me.

Employee

Print Name:

Date Signed:

Address:

Social Sec. No:

Accepted and agreed to on behalf of Advertising.com, Inc.

By:

Name:

Title: